Exhibit 10.2

AMENDMENT TO MANUFACTURING AND SUPPLY AGREEMENT

This Amendment to Manufacturing and Supply Agreement (this “Amendment”) is executed as of October 5, 2011 by and among Eli Lilly and Company (“Lilly”), Lilly Del Caribe, Inc. (“Lilly Del Caribe”), and United Therapeutics Corporation (“United Therapeutics”), and together, the “Parties”.

Recitals

WHEREAS, the Parties have entered into a Manufacturing and Supply Agreement dated November 14, 2008, pursuant to which Lilly and Lilly Del Caribe supply Product to United Therapeutics and conduct certain other activities in connection therewith; and

WHEREAS, the Parties now desire to further amend the Supply Agreement in order to provide for the manufacture of Samples (as defined below) for distribution by LungRx, a wholly-owned subsidiary of United Therapeutics.

NOW THEREFORE, in consideration of the Recitals and the mutual covenants contained herein, the Parties agree as follows:

1.              Section 1.5 of the Supply Agreement is hereby amended by adding the following sentence to the end of the existing provision:

“Unless the context otherwise clearly requires, ‘Product’ shall include both Product in the commercial presentation and Samples.”

2.              The Supply Agreement is hereby amended by adding thereto a new Section 1.8 providing as follows and appropriately renumbering the remaining Sections:

“Section 1.8. “Samples” shall mean Product packaged and labeled for distribution to health care professionals free of charge for promotional purposes and marked “Sample — Not for Resale” or words of similar import.”

3.              Section 2.4 of the Supply Agreement is hereby amended and restated to read in its entirety as follows:

“The Parties acknowledge and agree that the Product and placebo may be required by United Therapeutics for the Development of the Product, including use in clinical trials (including Phase 4 clinical trials and label expansion studies), complying with GMPs in accordance with the License Agreement and the Quality Agreement (including conducting release testing, stability testing and maintaining retention samples), and the Product may be required by United Therapeutics for complimentary distribution for patient assistance, compassionate use programs, and United Therapeutics’ sampling program. Such Product shall not be sold to end-users. The Parties anticipate that United Therapeutics’ sampling program will involve providing samples of the commercial presentation of the Product in limited quantities at key centers as well as Samples distributed to health care providers, in each case solely for the treatment of indications in the Field in the Territory and in accordance with Applicable Laws and industry practices, including appropriate sample accountability procedures. Lilly shall use Commercially Reasonable Efforts to supply (a) the Product to United Therapeutics for such purposes at the Purchase Price for such Product and (b) placebo at Lilly’s cost, to be agreed upon by the Parties in each instance in advance in writing.

4.              Section 6.2 of the Agreement is hereby amended by adding a new Subsection (d) providing as follows:

“United Therapeutics shall from time to time order Samples from Lilly in accordance with procedures to be agreed by the Parties. Lilly and United Therapeutics will agree upon a minimum inventory level for Samples which Lilly will use its Commercially Reasonable Efforts to maintain, and upon minimum replenishment quantities. Lilly shall ship Samples to United Therapeutics or its designated third party logistics agent for Samples (which initially will be Lilly) in a manner consistent with the shipping, insurance and invoicing and other provisions of this Section 6.2 and Section 7.3 applicable to shipments of Product for commercial sale, adjusted as appropriate to reflect the distribution process for Samples agreed by the Parties.

5.              Section 6.2 of the Agreement is hereby amended by adding a new Subsection (e) providing as follows:

“Lilly shall serve as United Therapeutics’ third party logistics agent for Samples. In such capacity, Lilly will use its Commercially Reasonable Efforts to receive validated orders and ship the same to health care providers on behalf of United Therapeutics. All such activities shall be conducted in accordance with the usual procedures used by Lilly with respect to its own products, the terms of this Agreement, and the procedures agreed to from time to time by the Parties, including, as applicable, procedures relating to the use of a third party samples validation contractor. As compensation for its services as third party logistics agent, United Therapeutics shall pay Lilly a logistics fee as set forth in Exhibit 6.2(e). In the event any of the estimates or assumptions reflected on Exhibit 6.2(e) prove not to be accurate, then the fees charged by Lilly shall be appropriately adjusted by agreement between the Parties. In addition, the fees charged shall be reviewed and renegotiated on an annual basis, with the negotiation to occur during the fourth quarter of the then current calendar year and with agreed changes to become effective on January 1 of the ensuing year. Either Party may terminate Lilly’s service as third party logistics fulfillment agent for Samples at any time without cause upon ninety (90) days notice. Lilly shall have the right to approve any successor third party logistics agent, such approval not to be unreasonably withheld.

6.              Section 7.1 of the Agreement is hereby amended by adding to the end of the existing provision the following:

“The Parties shall mutually agree upon a forecasting process for Samples.”

7.              Exhibit 6.3 (a) of the Agreement is hereby amended by and restated in its entirety as follows:

“Purchase Price of Product for commercial sales and for Samples:

$0.26 per tablet, each tablet containing twenty (20) milligrams of the Compound, supplied in sixty (60) count or fourteen (14) count bottles.

8.              As soon as practicable after the execution of this Amendment, the Parties shall amend the Quality Agreement as appropriate to reflect this Amendment.

9.              This Amendment does not supersede, eliminate or change any part of the Agreement except as specifically stated herein. In the event of any inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. All other terms and conditions of the Agreement not amended hereby shall remain in full force and effect.

10.       This Amendment shall be effective as of October 5, 2011.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first written above.

Eli Lilly and Company		United Therapeutics Corporation

By:	/s/ Darren J. Carroll	By:	/s/ Jay A. Watson

Name:	Darren J. Carroll	Name:	Jay A. Watson

Title:	VP, Corporate Business Development	Title:	Senior VP, Strategic Operations & Logistics

Lilly Del Caribe, Inc.

By:	/s/ JA Ward

Name:	JA Ward

Title:	VP & CFO

SCHEDULE 6.2(E)

Adcirca Sample Program Fees Schedule

Start-Up

A charge of $30,1651, payable within thirty (30) days of execution of this agreement, will be required to pay for equipment required for this new samples program and to establish picking areas for this special security substance in each of Lilly’s three US Distribution centers and for creation of logistics program.

Monthly Transaction Fees*

1.              Order fees: $5.00 per order for order entry and order management

2.              Shipment fees: $18.00 per order. Assumes shipment in a plastic bag — MAXIMUM 10 bottles per shipment, includes all distribution-related fees except for freight fees (see item 3.)

3.              Freight fee estimate: Pass-through cost from Lilly to United Therapeutics using actual contracted Lilly UPS rates + 10%. Request for standard method of shipment be chosen for Adcirca sample shipments (ground or next day air).

•        $5.50 per shipment for ground freight (1 to 5 lbs.)

•                       $12.10 per shipment for next day airfreight (1 lb.). Cost would increase for each pound shipped.

4.              Sample Returns: $15.00 per returned bottle (same as current fee for Adcirca trade bottles). Covers returned order processing and product destruction.

Assumptions:

a.              Assumes initial quantity of 30,000 sample bottles

b.              Assumes continuous storage of approximately 10,000 sample bottles once program is underway

c.               Assumes 10 sample bottles are shipped to 200 physicians within 4 weeks of the start of the program

d.              Assumes 4 sample bottles are shipped to an additional 1300 physicians within the first 6 weeks of the start of the program.

e.               Assumes supplement shipments to these 200 and 1300 physicians in the same quantities described above occur approximately 4 months after the initial shipments and reoccur every 6 to 12 months thereafter.

f.                Assume shipments of 4 sample bottles are sent to 200 physicians outside of Deciles 2-10 (based upon approval from UT Strategic Operations that they are PAH related) occur within the first 4 months from launch.

g.               Assume shipments of 4 sample bottles to the 4,070 physicians in Deciles 2-4 begin to occur 4 months post launch and reoccur every 6 months thereafter.

h.              Assume that carrier returns are treated like any return of a sample (product) outside of GMP conditions, etc. documenting from whom the return came, reason for return, etc. per current Lilly SOPs and placing the materials in quarantine to later be destroyed and not returned to the general population.

i.                  Assume orders to be shipped within 48 hours of receipt.

j.                 Assume that faxed order receipts from Cegedim are validated

k                 Assume that once Lilly receives the order, that the Physician was validated by Cegedim per current standards and that the shipment execution is acceptable. This process is still being vetted with Cegedim.

(1) The Fee total referenced above are $15,165 to be reimbursed to Lilly for specific equipment that was purchased to properly set up the Sample production line; and $15,000 is for a set-up fee for the systems at Lilly’s distribution centers to manage logistics for this Sample Program.

I.                Assume that Lilly will only be shipping the samples and the packing slips. No other materials will be shipped.

m.          Assume that it is also required for Lilly to keep shipping documents on file with the shipping and that Cegedim will be performing the signature verification activities and keep original signatures for Health Care Practitioners..

n.              Assume reports to be generated that will include physician, shipment date, shipment quantity, sample inventory, etc. Reports to be provided by Kym Thompson or Jonathan Lane.

o.              Assume that all documentation will be maintained per an agreed to period of time as dictated by the Quality Agreement or MSA.

p.              An order will have a maximum of 10 bottles due to the limitations of size of the shipping bag. For orders over 10 bottles, an additional Distribution Services fee will be assessed for each additional shipment.

q.              Additional fees would need to be evaluated for expedited shipments (shipments that need to be processed sooner than 48 hours).

r.                 All shipments will be to a commercial address - shipments to patient’s homes not in scope due to licensing.